Exhibit 23.2

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2025, with respect to the consolidated financial statements included in the Annual Report of Glucotrack Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of the said report in the Registration Statements of Glucotrack Inc. on Form S-8 (File No. 333-281627 and File No. 333-290076), Form S-3 (File No. 333-282297 and File No. 333-292695) and Form S-1 (File No. 333-290587).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

March 30, 2026